Exhibit 5.2

September 5, 2025

CYNGN Inc.

1344 Terra Bella

Mountain View, CA 94043

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (as amended or supplemented, the “Registration Statement”) filed on September 5, 2025 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by CYNGN Inc., a Delaware corporation (the “Company”) of up to $300,000,000 of any combination of securities of the types specified therein. Reference is made to our opinion letter dated September 5, 2025 and included as Exhibit 5.1 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the prospectus (the “Prospectus”) contained in the Registration Statement related to that certain ATM Sales Agreement between the Company and the agent named therein (the “Sales Agreement”). The Prospectus relates to the offering by the Company of up to $100,000,000 of shares (the “Shares”) of the Company’s common stock, par value $0.00001 per share covered by the Registration Statement. The Shares are being offered and sold by the agent named in, and pursuant to, the ATM Sales Agreement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

The opinion expressed below is limited to the federal securities laws of the United States of America and the Delaware General Corporation Law and we express no opinion as to the effect on the matters covered by the laws of any other jurisdiction.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold in the manner described in the Registration Statement, the Prospectus supplement and the Sales Agreement will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus supplement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

/s/ Sichenzia Ross Ference Carmel LLP
Sichenzia Ross Ference Carmel LLP

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